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                                                                     Exhibit 99b

                                                                        10-11-94


                          CENTERIOR ENERGY CORPORATION

                        DIRECTORS RESTRICTED STOCK PLAN

         1. Purpose. The purpose of the Centerior Energy Corporation ("Corporation") Directors Restricted Stock Plan ("Plan") is to promote the long-term interests of the Corporation and its share owners by annually granting to non-employee directors of the Corporation shares of the Corporation's common stock, without par value, ("Common Stock") as a part of, and not in addition to, their annual retainer compensation and, thereby, to (a) attract and retain highly qualified individuals to serve as non-employee directors of the Corporation, (b) increase non-employee directors' common stock ownership in the Corporation and (c) further align each non-employee director's interests with those of the Corporation's share owners.

         2. Administration. This Plan shall be self-effectuating. Except as provided in Sections 6 (iv), 9 and 10 hereof, administrative determinations necessary or advisable for the administration or interpretation of this Plan in order to carry out its provisions and purposes shall be made by the Corporation.

         3. Participation. Each non-employee director of the Corporation shall participate in this Plan. The term "non-employee director" means a member of the Board of Directors of the Corporation ("Board") at the time of grant of restricted shares of Common Stock pursuant to this Plan who is not then an employee of the Corporation or any parent or subsidiary thereof.

         4. Grant of Awards. Provided that this Plan has not been terminated, on January 1, 1995 and each January 1 thereafter each non-employee director shall automatically be granted 500 shares of Common Stock with the restrictions set forth in Section 5(a) hereof ("Restricted Stock") at no cost to such non-employee directors. If the number of shares available pursuant to Section 8(a) hereof is less than the total number that otherwise would be granted pursuant to this Section 4, each non-employee director shall receive a proportionately reduced number of shares.

         5.  Restrictions.

             (a) While serving as a director, a director may not, voluntarily or involuntarily, sell, assign, encumber, pledge or otherwise transfer any shares of Restricted Stock, or any interest therein, otherwise than by will or the law of descent and distribution. Said restrictions shall terminate upon termination of service as a director, subject to Section 6 hereof. Any attempted sale, assignment, encumbrance, pledge or other transfer of such shares, or any interest therein, in derogation of these restrictions shall result in a forfeiture to the Corporation of all such shares subject to such attempted transfer. Certificates for Common Stock delivered pursuant to Sections 4 and 5 hereof may contain a legend stating any restrictions appertaining thereto.

             (b) During the period in which any shares of Restricted Stock are subject to the restrictions imposed under Section 5(a) hereof, the director shall have all rights of a Common Stock share owner, except as specified in Section 5(a) hereof.

             (c) All shares of Restricted Stock shall be deposited in the Corporation's dividend reinvestment plan, if any, in an account for the benefit of the non-employee director. All dividends paid on such stock shall be reinvested in Common Stock pursuant to the provisions of said plan and those shares of Common Stock shall be subject to the same restrictions and forfeiture provisions set forth in Section 5(a) and Section 6, respectively, hereof.
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             (d)  If the Corporation does not have a dividend reinvestment plan, certificates for all shares of Restricted Stock shall be registered in the name of the non-employee director and shall be deposited by and on behalf of such director, together with a stock power properly endorsed in blank, with the Corporation. The Corporation shall hold and retain such share certificates in a custodial capacity until the restrictions provided in Section 5(a) hereof terminate, at which time certificates shall be delivered promptly to such director.

         6. Forfeiture. Upon termination of service as a director for any reason other than (a) retirement pursuant to any director retirement policy,
(b) retirement due to the director's taking a position with or providing services to a governmental, charitable or educational institution whose policies prohibit continued service on the Board, (c) death, (d) disability as determined by 80% of the Board excluding the affected director or (e) a Change in Control as defined in Section 11 hereof, all Restricted Stock, including stock purchased with dividends on said Stock through any dividend reinvestment plan of the Corporation by such director, shall be forfeited as of the date of such termination by such director and returned to the Corporation.

         7. Source of Common Stock. All shares of the Common Stock of the Corporation to be used for the purposes of this Plan shall be either (a) authorized and unissued shares of Common Stock or (b) treasury shares of the Corporation, including shares of Common Stock previously issued by the Corporation and outstanding which have been reacquired by the Corporation (and which have not been cancelled).

         8.  Limitations and Conditions.

             (a) The total number of shares of Common Stock available for issuance to non-employee directors under this Plan shall be 100,000 shares. The foregoing number may be increased or decreased in accordance with Section 9 hereof. Any shares of Restricted Stock granted under this Plan which are subsequently forfeited by any non-employee director pursuant to Sections 5 and 6 hereof shall again be available for issuance under this Plan.

             (b) Nothing contained in this Plan shall be deemed to create any right in any non-employee director (i) to remain a member of the Board, or to be nominated for reelection or to be reelected as such or (ii) after ceasing to be such a member, to receive any shares of Common Stock under this Plan to which such non-employee director is not entitled to under the express provisions of this Plan.

             (c) The granting of Restricted Stock and issuance of shares of Common Stock shall be subject to all applicable rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. This Plan shall be construed in accordance with and governed by the laws of the State of Ohio.

         9.  Adjustments.

             In the event of any merger, consolidation, stock or other non-cash dividend, split up, spin off, stock split, stock consolidation, reverse stock split, issuance of rights or warrants to purchase securities, combination or exchange of shares or recapitalization or change in capitalization, or any other similar corporate event, the Board shall, unless doing so would cause or result in (a) any of the grants or stock deliveries pursuant to this Plan failing to be exempt from Section 16(b) of the Securities Exchange Act of 1934 ("Exchange Act") or (b) any non-employee director failing to qualify as a "disinterested administrator", within the meaning of Rule 16b-3, with respect to any plan of the Corporation, automatically make such mathematically proportionate (or, in the case of Section 9 (iii) hereof only, qualitative) adjustments in (i) the aggregate number of shares of Common Stock available for issuance under this Plan, (ii) the number of





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shares of Restricted Stock to be granted annually and (iii) the kind of shares that may be issued pursuant to this Plan. The determination by the Board as to the terms of any of the foregoing permissible adjustments shall be, absent manifest error, conclusive and binding on all persons, as is reasonably appropriate and equitable.

         10. Amendment and Termination.

             (a) The Board shall have the power to suspend, amend or terminate this Plan at any time; provided, however, that to be effective, any such amendment or termination shall comply with the requirements of the rules and regulations promulgated under Section 16(b) of the Exchange Act, including, without limitation, share owner approval where required to maintain Rule 16b-3 status, to the extent necessary to insure that the receipt of the Restricted Stock by a non-employee director under this Plan shall be exempt from Section 16(b) of the Exchange Act; and provided, further, that no suspension, termination or amendment of this Plan shall materially adversely affect the rights of a non-employee director with respect to any grants under this Plan granted prior to such suspension, termination or amendment, without the consent of such director.

             (b) Notwithstanding any provision in this Plan to the contrary or otherwise, the terms and provisions of this Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, and the rules thereunder.

         11. Change in Control. A "Change in Control" shall be deemed to have occurred if at any time:

             (a) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities;

             (b) during any period of 24 consecutive calendar months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election of each new director of the Corporation was approved or recommended by the vote of at least two-thirds of the directors of the Corporation then still in office who were directors of the Corporation at the beginning of any such period;

             (c) the Corporation merges with or into, or consolidates with, another corporation following approval of the share owners of the Corporation of such merger or consolidation and, after giving effect to such merger or consolidation, less than 60% of the then outstanding voting securities of the surviving or resulting corporation represent or were issued in exchange for voting securities of the Corporation outstanding immediately prior to such merger or consolidation;

             (d) there is a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all the assets of the Corporation following approval of the share owners of the Corporation of such transaction or series of transactions; or

             (e) the share owners of the Corporation shall approve any plan or proposal for the liquidation or dissolution of the Corporation.




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